As filed with the Securities and Exchange Commission on December 1, 1998
                                              Registration No. 333-71226
------------------------------------------------------------------------
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549
                       ---------------------
               Form S-3 REGISTRATION STATEMENT
                               Under
                    THE SECURITIES ACT OF 1933
                       ---------------------
                  AMERICAN STATES WATER COMPANY
      (Exact name of Registrant as specified in its charter)

       CALIFORNIA                         95-4676679
(State or other jurisdiction              (I.R.S. Employer)
   of incorporation or                     Identification
     organization)                             Number)

                        ---------------------
                      630 East Foothill Boulevard
                   San Dimas, California  91773
                            (909) 394-3600
         (Address, including zip code, and telephone Number, including area code, of Registrant's principal executive offices)

                    ---------------------
                        McClellan Harris III
                     630 East Foothill Boulevard
                    San Dimas, California  91773
                           (909) 394-3600
                     ---------------------
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                     ---------------------
   Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration
          Statement as determined by market conditions.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please
check the following box.  [   ]

     If  any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans,
check the following box. [   ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for
the same offering.  [   ] ____________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[   ] __________

     If delivery of the prospectus is expected to be made pursuant
to Rule 434, please check the following box.  [     ]

               CALCULATION OF REGISTRATION FEE

====================================================================
Title of each class of       Proposed maximum     Amount of
  securities to be          aggregate offering   registration
    registered                 price <6>           fee <6>
--------------------------------------------------------------------
Debt Securities                    <1>                N.A.
New Preferred Shares, no par value <1><2>             N.A.
Depository Shares                  <1><2><3>          N.A.
Common Shares, no par value <4>    <1><5>             N.A.
Total                              $60,000,000        $16,680
====================================================================
<1>  In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement
     exceed $60,000,000 or, if any Debt Securities are issued
     with original issue discount, such greater amount as shall result in an aggregate offering price of $60,000,000. Any
     securities registered hereunder may be sold separately or as units with other securities registered hereunder.

<2>  Shares of New Preferred Shares and Depository Shares may be
     issuable upon conversion of Debt Securities registered hereby.

<3>  In the event American States Water Company elects to offer to the public fractional interests in shares of the New Preferred
     Shares registered hereunder, Depository Receipts will be distributed to those persons purchasing such fractional interests, and the shares of New Preferred Shares will be issued to the Depositary under any such Deposit Agreement.

<4>  Includes stock purchase rights.  Prior to occurrence of certain events, these rights will not be exercisable or evidenced separately from the Common Shares.

<5>  Common Shares may be issuable in primary offerings and upon conversion of the New Preferred Shares or Debt Securities registered hereby.

<6>  Calculated pursuant to Rule 457(o) of the rules and
     regulations under the Securities Act of 1933, as amended.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. We may not sell these securities and it is not soliciting an offer to buy these securities in any State where the offer or sale is not permitted.

                                       Subject to Completion
                                       Preliminary Prospectus
                                       Dated December 1, 1998

                AMERICAN STATES WATER COMPANY
                  630 East Foothill Blvd.
                San Dimas, California 91773
                  Telephone: 909-394-3600

                        $60,000,000

                     DEBT SECURITIES
                      COMMON SHARES
                  NEW PREFERRED SHARES
                    DEPOSITARY SHARES

     We may from time to time offer the securities described in this Prospectus, either separately or in combination. We will provide you with the specific terms of each offering in supplements to this Prospectus.

     We also periodically file information about our company with the Securities and Exchange Commission. You should read this information, this Prospectus and the supplements carefully before you invest. Our common shares are listed on the New York Stock Exchange under the symbol "AWR."

                 -------------------------
                        PROSPECTUS
                 -------------------------

                     _____________, 1998

Neither the Securities and Exchange Commission nor any state securities commission has approved of these securities or determined that this Prospectus is accurate or complete.
Any representation to the contrary is a criminal offense.

                      TABLE OF CONTENTS
SUMMARY                                                1
WHERE YOU CAN FIND MORE INFORMATION                    5
USE OF PROCEEDS                                        6
DESCRIPTION OF DEBT SECURITIES                         6
General                                                6
Status of Debt Securities                              6
Payment and Transfer                                   7
Global Debt Securities                                 7
Absence of Restrictive Covenants                       8
Successor Corporation                                  8
Events of Default                                      9
Modification of Indenture                             10
Defeasance                                            10
Regarding the Trustee                                 11
Governing Law                                         11
DESCRIPTION OF CAPITAL STOCK                          11
Common Shares                                         12
Preferred Shares                                      12
New Preferred Shares                                  13
Rights Agreement                                      14
Certain Provisions of our Articles and Bylaws         16
Certain Provisions of State and Federal Law           17
DESCRIPTION OF DEPOSITARY SHARES                      18
General                                               19
Dividends and Other Distributions                     19
Conversion and Exchange                               19
Redemption of Depositary Shares                       19
Global Depositary Receipts                            19
Voting New Preferred Shares                           20
Amendment and Termination of Depositary Agreement     20
Charges of Depositary                                 21
Resignation and Removal of Depositary                 21
Miscellaneous                                         21
PLAN OF DISTRIBUTION                                  21
LEGAL MATTERS                                         23
EXPERTS                                               23

                        SUMMARY

     This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission
("SEC") using the shelf registration process. Under this process, we may sell up to $60,000,000 of the securities described in this Prospectus in one or more offerings over the next several years.

     This Prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a supplement to this Prospectus that will describe the specific amounts, prices and terms of the securities for that offering.
The Prospectus Supplement may also add, update or change information contained in this Prospectus. Although we will try to include all information that we believe may be material to investors, certain details that may be important to you may have been excluded. To see more detail, you should read the exhibits filed by us with the registration statement or other SEC filings.

     We also periodically file with the SEC documents that include information about our financial statements and our company, including information on matters that might affect our future financial results. Our principal subsidiary, Southern California Water Company ("SCW"), also periodically files documents with the SEC.
Directions on how you may get our documents and those of SCW are provided on page 4 . It is important for you to read these documents, this Prospectus and the applicable
Prospectus Supplement, in addition to this Summary, before you invest.

AMERICAN STATES WATER COMPANY

     Our company was formed on July 1, 1998 as a holding company for SCW. SCW was founded in 1929 and operates 39 water systems serving approximately 242,500 customers located in 75 communities in California. SCW also sells electricity to approximately 21,000 customers in the Big
Bear area of California.  The California Public Utilities
Commission ("CPUC") regulates SCW.

In addition, our company provides operation and maintenance, billing, meter reading and other services that are not regulated by the CPUC for municipally-owned water systems in California. These activities are not, however, currently material to our company.

     Our common shares are listed on the New York Stock
Exchange under the symbol "AWR."

SELECTED FINANCIAL INFORMATION

     The following information is unaudited and was derived from our financial statements. The information is only a summary and does not provide all of the information contained in our financial statements, the financial statements of SCW and the periodic reports that we have filed with the SEC.

==================================================================================

                    For the 12 Months Ended      For the Year Ended  December 31,
                      September 30,1998           1997         1996        1995
                      -----------------       ------------------------------------
                                 (Dollars in Thousands)
Statement of Income Data:
Operating Revenues          $148,463            $153,755     $151,529    $129,813
Operating Expenses           123,100             130,297      128,100     108,425
Operating Income              25,363              23,458       23,429      21,388
Other Income                     223                 758          531         366
Interest Charges              10,979              10,157       10,500       9,559
Net Income                    14,607              14,059       13,460      12,165
Dividends on Preferred
Shares                            91                  92           94          96
Earnings Available for
    Common Shareholder        14,516              13,967       13,366      12,069

                     As of September 30,             As of December 31,
                              1998                1997         1996        1995
                     ------------------     --------------------------------------
                                        (Dollars in Thousands)
Balance Sheet Data:
Total Assets                $478,771            $457,074     $430,922    $406,255
Long-Term Debt               130,803             115,286      107,190     107,455
Preferred Shares               1,600               1,600        1,600       1,600
Preferred Shares subject
    to Mandatory Redemption      440                 440          480         520
Common Equity                153,504             151,053      146,766     121,576
Total Capitalization         286,347             268,379      256,036     231,151
-------------------------------------------------------------------------------- --

     Set forth below are the ratio of earnings to fixed charges and the ratio of earnings to total fixed charges for the periods indicated:

                    For the 12 Months Ended      For the Year Ended December 31,
                       September 30,1998         1997   1996   1995    1994
1993
                       -----------------        ----------------------------------
Ratio of Earnings to
   Fixed Charges          3.24                  3.35    3.26   3.19    3.58  3.09
Ratio of Earnings to
   Total Fixed Charges    3.29                  3.30    3.21   3.14    3.50  3.04
==================================================================================

DEBT SECURITIES WE MAY OFFER

     We may offer debt securities from time to time in one or more series, either separately or in combination with other securities. Our debt securities will be unsecured and will not be subordinated to any of our other debt. On the date of this Prospectus, we had no outstanding debt. SCW does, however, have outstanding unsecured debt. SCW must make scheduled payments on its debt and otherwise comply with the terms of its debt before it pays dividends to us. We will rely principally on dividends from SCW to pay our debt securities. As a result, SCW's debt is senior to our debt securities.

     General Indenture Provisions

     - The debt securities will be issued pursuant to the terms of an indenture.

     - The indenture does not limit the amount of debt securities that we may issue or provide holders any protection should there be a highly leveraged transaction involving our company.

     - The indenture allows us to merge or to consolidate with another person, or transfer all or substantially all of our assets to another person. If these events occur, the other person will be required to assume our responsibilities on the debt securities, and we will be released from all liabilities and Obligations.

     - The indenture provides that holders of a majority of the total principal amount of the debt securities of any series may vote to change our obligations or your rights concerning that series of debt securities. But to change on terms relating to the time or amount of payment of any series, every holder in that series must consent.

     - If we satisfy certain conditions, we may discharge the indenture at any time by depositing sufficient funds with the Trustee to pay our obligations when due. All amounts due to you on the debt securities would be paid by the Trustee from the deposited funds.

     - If certain events of default specified in the indenture occur, the Trustee or holders of not less than one-third of the principal amount outstanding in the debt securities of a series may declare the principal of that series immediately payable.

     -  Events of default under the indenture include:

        . Failure to pay principal within three business days of when due,

        . Failure to deposit sinking fund payments within three business days of when due,

        . Failure to pay any installment of interest for 60 days, and . Violation of covenants for 90 days after receipt of notice to cure.

     - The indenture does not contain a provision which is triggered by our default under our other indebtedness.

COMMON SHARES WE MAY OFFER

     We may issue common shares from time to time either separately or in combination with other securities.

     Common shareholders are entitled to receive dividends declared by our Board of Directors (subject to the rights of holders of preferred shares and new preferred shares).
As of September 30, 1998, the preferred shareholders had a dividend preference of 92,000. No new preferred shares are currently outstanding. Our Board of Directors recently declared a dividend of $0.315 per common share payable on December 1, 1998.

     Each common shareholder is entitled to one tenth of a vote per share. Each holder of preferred shares is entitled to one vote per share. As of September 30, 1998, there were 83,200 preferred shares and 8,957,671 common shares outstanding. Shareholders have cumulative voting rights with respect to the election of directors, if certain conditions are satisfied. Holders of preferred shares have the right to elect a majority of the directors if we fail to make four quarterly dividend payments on the preferred shares. We are current in the payment of dividends to preferred shareholders.

     Shareholders have no preemptive rights.

     On August 3, 1998, we adopted a rights agreement and declared a dividend of one right for each common share.
We will also issue one right for each common share issued while the rights agreement is in effect, including shares issued under this Prospectus. We will distribute the rights only when we learn that a person has the right to acquire 15% or more of our outstanding common shares.

     The rights agreement and certain provisions of our Amended and Restated Articles of Incorporation and
Bylaws, as well as certain provisions of California and federal law, may make acquisitions and changes of control of our company more difficult.

NEW PREFERRED SHARES WE MAY OFFER

     We may issue new preferred shares from time to time in one or more series, either separately or in combination with other securities. Subject to the rights of the preferred shareholders, our Board of Directors will determine the dividend, voting, redemption and conversion rights and other terms of the new preferred shares at the time of the offering.

     We may also issue fractional interests in a series of new preferred shares. If we do so, a depositary will issue receipts to you for depositary shares, each of which will represent the fractional interests.

             WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. SCW also files annual, quarterly and special reports with the SEC.
You may read and copy any document we file, or that SCW files, at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings and those of SCW are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference:

     -   SCW's Annual Report on Form 10-K for the year ended
         December 31, 1997,

     - SCW's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998,

     -   Quarterly Reports on Form 10-Q for the quarters ended
         June 30, 1998 and September 30, 1998,

     - our Current Reports on Form 8-K filed with the SEC on July 1, 1998 and August 20, 1998 and November 2, 1998, and

     - the portions of SCW's Proxy Statement on Schedule 14A for its Annual Meeting of Shareholders held on April 28, 1998 that have been incorporated by reference into SCW's most recent Form 10-K.

     We also incorporate by reference any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

     You may request a copy of these filings and any filings made by SCW, at no cost, by writing or telephoning us at the following address:

     Corporate Secretary
     American States Water Company
     630 East Foothill Boulevard
     San Dimas, California 91773
     (909) 394-3600

     You should rely only on the information incorporated by reference or provided in this Prospectus or the applicable Prospectus Supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or the applicable Prospectus Supplement is accurate as of any date other than the date on the front of the document.

                    USE OF PROCEEDS

     We will use the net proceeds from the sale of these securities for general corporate purposes. General corporate purposes include making payments to municipalities, funding capital expenditures of SCW, making investments in subsidiaries and other entities and repaying debt. We may temporarily invest the proceeds in short-term securities or use the proceeds to reduce our short-term borrowings or those of SCW.

               DESCRIPTION OF DEBT SECURITIES

     We will issue debt securities (the "Debt
Securities") under an indenture to be filed with the SEC.
We have included a form of this indenture (the
"Indenture") as an exhibit to our registration statement.
The following summary of the terms of the Indenture is not complete and you should carefully review the Indenture and any supplemental indenture or securities resolution we may file with the SEC in a particular offering.

GENERAL

     We will issue Debt Securities in one or more series from time to time. The Indenture does not limit the principal amount of Debt Securities that we may issue.
The specific terms of the Debt Securities will be included in a supplemental indenture or securities resolution and described in a Prospectus Supplement. Some of the terms that may be included are:

     - redemption, which may be mandatory or at our option or the option of the holders,

     - right to exchange or convert Debt Securities into other securities,

     -  right to defease the Debt Securities,

     - sale at a discount; Debt Securities sold at a discount may bear no interest or interest at a rate below the market rate at the time of issuance,

     -  interest rates that may be fixed or variable,

     - listing of the Debt Securities on a national securities exchange, and

     - any changes to or additional Events of Default or covenants.

     Unless otherwise specified in the Prospectus Supplement, we will issue the Debt Securities only as fully registered global Debt Securities.

STATUS OF DEBT SECURITIES

     Our Debt Securities will be unsecured and unsubordinated and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. At the date of this Prospectus, we had no outstanding debt. SCW does, however, have outstanding unsecured debt. SCW must make scheduled payments on its debt and otherwise comply with the terms of its debt before it may pay dividends to us. We will rely principally on dividends from SCW to pay our debt securities. As a result, SCW's debt is senior to our Debt Securities.

PAYMENT AND TRANSFER

     We will pay amounts due on the Debt Securities at the place or places designated by us for such purposes.
We may, at our option, pay by check mailed to the person in whose name your Debt Securities are registered at the close of business on the day or days specified by us.

     If Debt Securities are registered in your name, you may transfer or exchange Debt Securities at the office of the Trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge, except for any tax or governmental charge.

     If you do not claim any payments that we make to a paying agent on the Debt Securities for a period of one year, then the paying agent may return the payment to us.
You must then contact us for such payment.

GLOBAL DEBT SECURITIES

     Unless otherwise stated in the Prospectus
Supplement, we will issue the Debt Securities of each series in the form of a global Debt Security. We will deposit the global Debt Security with the debt depositary referred to in the next paragraph. Unless a global
Debt Security is exchanged, either in whole or in part, for Debt Securities in definitive form, we may not transfer a global Debt Security except as a whole to the debt depositary or its nominee or either of their successors.

     Unless otherwise stated in the Prospectus
Supplement, The Depository Trust Company, New York, New
York ("DTC") will act as debt depositary for each series of global Debt Securities. DTC and its participants will maintain records of your beneficial interest in our global Debt Securities. You may only transfer your beneficial interest in a global Debt Security through DTC and its participants.

     DTC has provided the following information to us:

     - DTC is a limited-purpose trust company organized under the New York Banking Law,

     - a "banking organization" within the meaning of the New York Banking Law,

     -  a member of the United States Federal Reserve System,

     -  a "clearing corporation" within the meaning of the New
        York Uniform Commercial Code, and

     -  a "clearing agency" registered under the provisions of
        Section 17A of the Securities Exchange Act of 1934.

     DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book entry changes in its participant's accounts. This procedure eliminates the need for physical movement of securities certificates. DTC's Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     DTC also makes access to its book-entry system available to others, such as securities brokers and dealers and banks and trust companies that, either directly or indirectly, clear through or maintain a custodial relationship with a direct participant in DTC.
The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

     Assuming DTC's nominee is the registered holder of the global note, we will treat DTC's nominee as the owner of the global Debt Securities for all purposes. As a result, we will make all payments through the Trustee to DTC's nominee. All such payments will be the responsibility of DTC's direct and indirect participants.
Our sole responsibility is to make payments to the Trustee. The Trustee's sole responsibility is to make payments to DTC's nominee. Likewise, we will give all notices with respect to the Debt Securities, such as notices of redemption or conversion, through DTC, and it will be the responsibility of DTC and its participants to provide such information to you.

     We expect that DTC, upon receipt of any payment on global
Debt Securities, will credit its participants' accounts on the payment date according to their respective holdings of beneficial interests in the global Debt
Securities as shown on DTC's records. We also expect that payments from either direct or indirect participants in DTC will be made to you in accordance with standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name."

     Unless otherwise provided in the Prospectus
Supplement, you may exchange Debt Securities represented by a global Debt Security for Debt Securities in definitive form in authorized denominations only if:

     - DTC notifies us that it is unwilling or unable to continue as debt depositary,

     - DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days, or

     - we, in our discretion, determine not to require all of the Debt Securities of a series to be represented by a global Debt Security and notify the Trustee of our decision.

ABSENCE OF RESTRICTIVE COVENANTS

     We are not restricted by the Indenture from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligations, including obligations secured by our property. We are not required to maintain any financial ratios or specified levels of net worth or liquidity. The Indenture does not contain a covenant or other provision that specifically is intended to afford you special protection in the event of a highly leveraged transaction.

SUCCESSOR CORPORATION

     The Indenture allows us:

     - to consolidate or merge with or into any other person, or

     -  any other person to merge into us, or

     - our company to transfer all or substantially all of our assets to another person,

if, in each case, the following conditions are satisfied:

     -  the surviving company either

        . is a person organized and existing under the laws of the United States or a state, or

        . assumes, by supplemental indenture, all of our obligations under the Debt Securities and the Indenture, and

     - immediately after the merger, consolidation or transfer, there is no default under the Indenture.

     We will be relieved from our obligations on the Debt
Securities and under the Indenture if these conditions are satisfied.

     Subject to certain limitations in the Indenture, the Trustee may rely on an officer's certificate and an opinion of counsel from us as conclusive evidence that any consolidation, merger or transfer, and any related assumption of our obligations, complies with the Indenture.

EVENTS OF DEFAULT

     Unless otherwise indicated in the Prospectus
Supplement, the term "Event of Default", when used in the Indenture, means any of the following:

     - default in the payment of any installment of interest on the Debt Securities of a series if the default continues for a period of 60 days,

     -  default in the payment of the principal of any Debt
        Securities of a series when the same becomes due and payable if the default continues for three business days,

     - default in the deposit of any sinking fund payment, if any, when and as the same becomes due and payable by the terms of the Debt Securities of a series if the default continues for three business days,

     - default for 90 days after notice in the performance of any of our other agreements applicable to the Debt Securities of a series; the notice may be sent by either the Trustee or the holders of at least one-third in aggregate principal amount of the applicable series of Debt Securities; the Trustee is required to notify you of any such event that would become a default with notice if the Trustee has actual knowledge of the event,

     - certain events in bankruptcy, insolvency or reorganization of our company, or

     - any other Event of Default provided in the terms of the Debt Securities of any series.

     The Indenture does not have a cross-default provision.
Thus, a default by us or by SCW on any other debt would not constitute an Event of Default. A default on any series of Debt Securities does not necessarily constitute a default on any other series. The Trustee may withhold notice to you of a default for such series (except for payment defaults) if the Trustee considers the withholding of notice in your best interests.

     If an Event of Default for any series of Debt
Securities has occurred and is continuing, the Trustee or the holders of not less than one-third in aggregate principal amount of the Debt Securities of such series may declare the entire principal amount (or in the case of discounted Debt Securities, such portion as may be described in the applicable Prospectus Supplement) of all the Debt Securities of such series to be due and payable immediately. Subject to certain conditions, the holders of not less than a majority in aggregate principal amount of the Debt Securities of such series may annul such declaration and rescind its consequences.

     We must file a certificate annually with the Trustee regarding our compliance with the Indenture.

     The Trustee may require a reasonable indemnity from you before it enforces the Indenture or the Debt
Securities of any series. Subject to these provisions for indemnification, the holders of a majority in principal amount of the Debt Securities of any series may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee, for the Debt Securities of such series.

MODIFICATION OF INDENTURE

     Unless indicated in the Prospectus Supplement, the holders of not less than a majority in aggregate principal amount of all outstanding Debt Securities, voting together as a single class, may, with certain exceptions described below, modify the Indenture. We may not, however, modify any terms relating to the amount or timing of payments or reduce the percentage of holders required to approve modifications to the Indenture without your consent.

     We may modify the Indenture without your consent to:

     - create a new series of Debt Securities and establish its terms,

     -  cure ambiguities or fix omissions,

     - comply with the provisions of the Indenture regarding successor corporations, or

     - make any change that does not materially adversely affect your rights as a holder of Debt Securities.

DEFEASANCE

     Unless otherwise provided in the Prospectus Supplement, we may either:

     - terminate as to a series all of our obligations (except for our obligation to pay all amounts due on the Debt Securities in accordance with their terms and certain other obligations with respect to the transfer or exchange of a Debt Security and the replacement of destroyed, lost or stolen Debt Securities), or

     - terminate as to a series our obligations, if any, with respect to the Debt Securities of the series under the covenants, if any, described in the Prospectus Supplement.

     We may exercise either defeasance option notwithstanding our prior exercise of the other defeasance option. If we terminate all of our obligations, a series may not be accelerated because of an Event of Default. If we terminate our covenants, a series may not be accelerated by reference to the covenants described in the Prospectus Supplement.

     To exercise either defeasance option as to a series of Debt Securities, we must deposit in trust with the Trustee money or U.S. government obligations sufficient to make all payments on the Debt Securities of the series being defeased to redemption or maturity. We must also comply with certain other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to you for Federal income tax purposes.

REGARDING THE TRUSTEE

     Unless otherwise indicated in a Prospectus
Supplement, Chase Manhattan Bank and Trust Company, National
Association will act as Trustee, registrar, transfer and paying agent for the Debt Securities. We may remove the Trustee with or without cause if we notify the Trustee 30 days in advance and if no default occurs or is continuing during the 30-day period.

     In certain circumstances, the Trustee may not enforce its rights as one or our creditors. The Trustee may, however, engage in certain other transactions. If it acquires any conflicting interest as a result of any of these transactions and there is a default under the Debt
Securities, the Trustee must eliminate the conflict of interest or resign.

     The Trustee also acts as trustee under an indenture between SCW and the Trustee, dated September 1, 1993 (the "1993 Indenture"), under which certain debt securities of SCW may be issued and outstanding at the same time that Debt Securities may be issued and outstanding under the Indenture. Under the Indenture, the Trustee is authorized to continue acting as trustee under the 1993 Indenture with respect to such SCW debt securities while also acting as Trustee with respect to the Debt Securities. So long as a successor trustee has been appointed, the Indenture further authorizes the Trustee to resign from either or both of its appointments as Trustee hereunder and as trustee under the 1993 Indenture in the event that the Trustee determines in good faith that its performance hereunder or under the 1993 Indenture subjects the Trustee to a conflict of interest.

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of California.

                    DESCRIPTION OF CAPITAL STOCK

     As of September 30, 1998, our authorized capital stock was 30,233,200 shares. Those shares consisted of:

     - 30,000,000 common shares, no par value, with a stated value of $2.50 per share, of which 8,957,671 were outstanding (the "Common Shares"),

     -  83,200 preferred shares, $25 par per share (the
        "Preferred Shares"), all of which were outstanding;
        19,200 of these shares are subject to mandatory redemption, and

     - 150,000 new preferred shares, no par value, with a stated value of $100 per share (the "New Preferred
        Shares"), none of which were outstanding; a portion of the New Preferred Shares have, however, been reserved for issuance under our rights agreement described below (the "Rights Agreement").

     We will list any Common Shares offered hereunder on the New York Stock Exchange. One or more series of New Preferred
Shares may also be listed on a national securities exchange.

     The following summary of the terms of our capital stock is not complete. You should look at our Amended and Restated Articles of Incorporation (the "Articles"), our Bylaws and the Rights Agreement, each of which we have filed with the SEC, and any amendment to our Articles setting forth the terms of any series of New Preferred Shares we may file with the SEC.

COMMON SHARES

     We may issue Common Shares from time to time in one or more offerings, either separately or in combination with the offering of other securities.

     Subject to the rights of holders of our Preferred Shares and New Preferred Shares, Common Shareholders are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available therefor. Our Board of Directors recently declared a quarterly dividend on our Common Shares of $0.315 per share payable on December 1, 1998.

     Our Articles provide that, except under certain specified circumstances, our Board of Directors may not declare any cash dividends on our Common Shares if, after giving effect to the payment of the dividend, our Common Stock Equity would be less than 25% of Total Capitalization. Common Stock Equity under this formula was 52% of Total Capitalization as of September 30, 1998. In addition, our ability to pay dividends depends upon receipt of dividends from SCW. SCW's ability to pay dividends is restricted under the terms of its debt. Under the most restrictive provision, as of September 30, 1998, all of the earned surplus was available, subject to applicable law, for the payment of cash dividends by SCW to us.

     Each Common Shareholder is entitled to one tenth of a vote per share. Common Shareholders have cumulative voting rights with respect to the election of directors, if certain conditions are met. Upon our liquidation, dissolution, or winding up (but subject to the rights of holders of our Preferred Shares and New Preferred Shares), we will ratably distribute our assets legally available for distribution to holders of Common Shares. Common Shareholders have no preemptive or other subscription or conversion rights, and no liability for further calls upon their shares. The Common Shares are not subject to assessment.

     Our Common Shares are listed on the New York Stock Exchange under the symbol "AWR." The transfer agent and registrar for our Common Shares is ChaseMellon Shareholder Services, L.L.C. Common Shareholders may participate in our Dividend Reinvestment and Stock Purchase Plan.

PREFERRED SHARES

     We may not issue any additional Preferred Shares. The rights of the Common Shareholders are, however, affected by the rights of the Preferred Shareholders.

     Dividends on the Preferred Shares are cumulative, so that if we fail to pay any dividends on the Preferred Shares or any sinking fund payment, we must cure the default before we are permitted to pay any dividend on the Common Shares. Preferred Shareholders are also entitled to certain preferential payments in the event of our liquidation, dissolution or winding up. We must make these preferential payments before we may pay Common Shareholders. As of September 30, 1998, Preferred Shareholders had a dividend preference of $92,000.

     Common and Preferred Shareholders are entitled to vote together on all matters. Each Preferred Shareholder is entitled to one vote per share. Common Shareholders are only entitled to one tenth of a vote per share. Holders of Preferred Shares also have the right to elect a majority of the directors if we fail to make four quarterly dividend payments on the Preferred Shares. We are current on the payment of all dividends on Preferred Shares. In addition, we may not take certain actions which may adversely affect the interests of the Preferred Shareholders without the approval of two-thirds (or in certain circumstances a majority) of the Preferred Shares.

     Preferred Shareholders have no preemptive or other subscription or conversion rights, and no liability for further calls upon their shares. The Preferred Shares are not subject to assessment.

     The Preferred Shares may be redeemed by us at our option. In addition, a portion of the outstanding Preferred Shares is subject to mandatory redemption. We currently redeem 1,600 Preferred Shares annually pursuant to these mandatory redemption provisions.

NEW PREFERRED SHARES

     We may issue New Preferred Shares from time to time in one or more series. Subject to the rights of the Preferred Shareholders described below, our Board of Directors will determine the dividend, voting, redemption and conversion rights and other terms of the New Preferred Shares at the time of the offering. We may also issue fractional shares of New Preferred Shares that will be represented by depositary shares and receipts. For further information about depositary shares and receipts, see "- Description of Depositary Shares."

     Under the terms of our Articles, we may not issue any New
Preferred Shares containing the following terms, without a vote of at least two-thirds of the outstanding Preferred Shares or redemption of all of the Preferred Shares:

     - any term that alters or amends the preferences, voting powers or rights of the New Preferred Shares,

     - any term that gives the New Preferred Shares of any series a priority as to dividends or assets over the Preferred Shares, and

     - the New Preferred Shares of any series may not have the same priority as to dividends or assets as the Preferred
        Shares unless:

        . the aggregate stated value of the Common Shares is at least equal to the par or stated value of all outstanding Preferred Shares and New Preferred
           Shares that have the same priority as the Preferred Shares,

        . our net earnings during a period of 12 consecutive months out of the previous 15 months (after deduction for income taxes, interest and depreciation) are at least equal to twice the annual dividend requirements on all outstanding Preferred Shares and New Preferred Shares that have the same or greater priority as the Preferred Shares, and

        . our net earnings (before interest, but after income taxes and depreciation) during the same period are at least equal to one and one-half times the aggregate of all interest charges and dividend requirements on all outstanding Preferred Shares and New Preferred Shares that have the same or greater priority as the Preferred Shares.

RIGHTS AGREEMENT

     On August 3, 1998, we adopted a Rights Agreement and declared a dividend of one right for each outstanding Common Share. In addition, we will issue one additional right with each Common Share issued while the Rights Agreement remains in effect, including shares issued under this Prospectus. You may only transfer the rights with your Common Shares until the rights become exercisable. The rights will expire on August 3, 2008.

     You may not exercise the rights until the distribution date.
The distribution date is the earlier of

     - ten business days after we learn that a person or group (including any affiliate or associate of such person or group) has acquired, or has obtained the right to acquire, beneficial ownership of 15% or more of our general voting power (such person or group being preferred to herein as an "Acquiring Person"), unless provisions preventing accidental triggering of the distribution of the rights apply, and

     - ten business days following the commencement of, or first public disclosure of an intent to commence, a tender offer or exchange offer for 15% or more of our general voting power.

     When the right becomes exercisable, you may purchase from us one one-thousandth of a share of Junior Participating Preferred Stock ("Junior Preferred Shares") at a price of $120 per share (the "Purchase Price"), subject to adjustment in certain circumstances. The description and terms of the rights are set forth in a Rights Agreement. The following summary of the Rights Agreement is not complete and you should look at the Rights Agreement filed by us with the SEC.

     Until the distribution date, the rights will be evidenced by the certificates for Common Shares. As soon as practicable following the distribution date, we will mail to you separate certificates evidencing the rights on the distribution date. Each separate rights certificate alone will evidence the rights. Until a right is exercised, you will have no rights as a shareholder, including the right to vote or to receive dividends for the rights or the Junior Preferred Shares.

     Upon exercise, you will be entitled to dividends of 1,000 times the dividends per share declared on the Common Shares, unless you are an Acquiring Person. In the event of liquidation, you will be entitled to a minimum preferential liquidating distribution of $1,000 per share and an aggregate liquidating distribution per share of 1,000 times the distribution made per Common Share. The holders of Junior Preferred Shares will vote together with holders of Common Shares and will be entitled to 100 votes for each Junior Preferred Share held on the record date. In the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Junior Preferred Share will be entitled to receive 1,000 times the amount received per Common Share. Because of the Junior Preferred Shares' dividend and liquidation rights, the value when issued of the one one-thousandth interest in a Junior Preferred Share purchasable upon exercise of each right should approximate the value of one Common Share.

     In the event that any person other than you becomes an Acquiring Person other than by a purchase pursuant to a Qualified Offer, you will thereafter have the right to receive upon exercise that number of Common Shares or Common Share equivalents having a market value of two times the exercise price of the right. For these purposes, a "Qualified Offer" is a tender offer for all outstanding Common Shares which is determined by our non affiliated continuing directors to be fair and otherwise in our best interests and that of our shareholders.

     In the event that, at any time after an Acquiring Person has become such, we are acquired in a merger or other business combination transaction (other than a merger which follows a Qualified Offer at the same or a higher price) or 50% or more of our consolidated assets or earning power are sold, you will thereafter have the right to receive, upon exercise of the right at its then current exercise price, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

     At any time after a person has become an Acquiring Person, our Board of Directors may exchange the rights (other than rights owned by the Acquiring Person), in whole or in part, at an exchange ratio of one Common Share per right (subject to adjustment).

     Up to and including the distribution date, our Board of Directors may redeem the rights in whole, but not in part, at a price of $.01 per right, subject to adjustment (the "Redemption Price"). Immediately upon any redemption of the rights, you will only have the right to receive the Redemption Price.

     Our Board of Directors may amend the Rights Agreement without your consent at any time prior to the distribution date. Thereafter our Board of Directors may amend the Rights Agreement to make changes which do not adversely affect your interests or which shorten or lengthen time periods, subject to certain limitations set forth in the Rights Agreement.

     The Rights Agreement is designed to protect you in the event of unsolicited offers to acquire our company and other coercive takeover tactics, which in the opinion of our Board of Directors, could impair its ability to represent shareholder interests. The provisions of the Rights Agreement may render an unsolicited takeover more difficult or less likely to occur or may prevent such a takeover, even though that takeover may offer our shareholders the opportunity to sell their shares at a price above the prevailing market rate and may be favored by a majority of our shareholders.

CERTAIN PROVISIONS OF OUR ARTICLES AND BYLAWS

     Certain provisions of our Articles and Bylaws may delay or make more difficult acquisitions or changes of control of our company. Certain of these provisions may also have the affect of preventing changes in our management. The following summary of certain of these provisions is not complete and you should look at our Articles and Bylaws which we have filed with the SEC.

     Classified Board. Our Articles provide for the classification of our Board of Directors into one or two classes (depending upon the number of directors), each consisting of a number of directors as nearly equal as practicable. Our Board of Directors currently has two classes. So long as the Board remains classified into two classes, a minimum of two annual meetings of shareholders would generally be required to replace our entire Board, absent intervening vacancies.

     Business Combinations. Our Articles also provide that certain business combinations and sales of substantially all of our assets must be approved either by the affirmative vote of a majority of our continuing directors or by the affirmative vote of at least two thirds of the combined voting power of our outstanding shares, voting together as a single class, in addition to any other approvals required by applicable law. In addition, any amendments to our Bylaws relating to the calling of shareholders' meetings, the bringing of business at shareholders' meetings or amending the provisions of our Articles described in this paragraph and the preceding paragraph must be approved by at least two-thirds of the combined voting power of our outstanding shares, voting together as a single class.

     Directors' Liability. California law permits corporations to limit or eliminate the personal liability of their directors in any action, including actions brought by the corporation or its shareholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, a director must act

     -  in good faith,

     - in a manner such director believes to be in the best interests of the corporation and its shareholders, and

     - with such care, including reasonable inquiry, as an ordinary prudent person in a like position would use under similar circumstances.

As a result, the relief available to a corporation and its shareholders may be limited to equitable remedies such as injunction or rescission if a company indemnifies its directors to the fullest extent permitted by California law.

     Our Articles and Bylaws limit the liability of our directors to us or our shareholders (in their capacity as directors, but not in their capacity as officers) to the fullest extent permitted by California law. Specifically, our directors are not personally liable to us or our shareholders for monetary damages for breach of a director's fiduciary duty as a director, except

     - on account of profits made in connection with a purchase or sale of securities in violation of
        Section 16(b) of the Securities and Exchange Act of 1934,

     - if a court of competent jurisdiction determines that indemnification is unlawful,

     - for acts or omissions involving intentional misconduct or knowing and culpable violations of law,

     - for acts or omissions that the director believed to be contrary to our best interests or those of our shareholders or that involve the absence of good faith on the part of the director,

     - for any transaction for which the director derived an improper benefit,

     - for acts or omissions that show a reckless disregard for the director's duty to us or our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to us or our shareholders,

     - for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duties to us or our shareholders,

     - for liabilities arising out of transactions in which the director had a personal interest,

     - for the approval of distributions to our shareholders in violation of California law, and

     - for the approval of any loan of our money or property to one of our directors or officers or the guarantee of the obligations of any such director or officer in violation of California law.

     The inclusion of these provisions in our Articles and Bylaws may have the effect of reducing the likelihood of litigation against our directors, even though such an action, if successful, might otherwise have benefited us or our shareholders.

CERTAIN PROVISIONS OF STATE AND FEDERAL LAW

     Certain provisions of California and federal law may delay or make more difficult acquisitions or changes in control of our company. Certain of these provisions are summarized below.

     California Law. Under California law, if a tender offer or a written proposal for approval of a reorganization of a corporation or a sale of substantially all of its assets is made by an "interested party", the person making the offer must deliver an affirmative opinion to each shareholder in writing as to the fairness of the consideration to be received by the shareholders. The term "interested party" means a person who is a party to the transaction and who

     - directly or indirectly controls the corporation that is the subject of the tender offer or proposal,

     - is, or is directly or indirectly controlled by, an officer or director of the corporation, or

     - is an entity in which a material financial interest is held by any director or executive officer.

     No person may acquire or control, either directly or indirectly, any public utility in California without prior approval of the CPUC. A business combination involving the company would result in the acquisition of control of SCW.

     Public Utility Holding Company Act. No person may acquire, either directly or indirectly, 5% or more of the voting stock of an electric utility (other than by merger), without SEC approval, if such person owns 5% or more of the stock of another public utility or public utility holding company. A registered public utility holding company may not acquire any security of another electric utility without SEC approval, unless an exemption is available under the Public Utility Holding Company Act of 1935, as amended (the "PUHCA"), or the regulations promulgated thereunder. The SEC may not approve the acquisition of securities of an electric utility or holding company unless it determines that the acquisition would tend toward the economical and efficient development of an integrated public utility system and would not be detrimental to investor interests. The SEC may also condition its approval of the acquisition of the securities of an electric utility upon a fair offer being made for the other securities of the utility. SCW is an electric utility under PUHCA. The company is a holding company under PUHCA.

     A person becomes a holding company required to be registered under PUHCA upon acquisition of 10% or more of the voting stock of a holding company or an electric utility, unless the SEC determines that the person does not control the electric utility or an exemption is available. The SEC may condition any such determination upon the applicant refraining from exercising voting rights, controlling proxies or designating officers or directors.

     We are exempt from registration as a holding company under PUHCA. The acquisition of this company by a third party could, however, affect the availability of this exemption. Registered holding companies are subject to extensive regulation by the SEC and limitations on certain of their activities. These limitations may make it impracticable to acquire our company unless an exemption is available.

               DESCRIPTION OF DEPOSITARY SHARES

     We may from time to time issue fractional New Preferred Shares that will be represented by depositary shares and receipts issued pursuant to a deposit agreement. We have included a form of deposit agreement (the "Deposit Agreement") as an exhibit to the registration statement. The following summary of the general terms of the Deposit Agreement is not complete. You should look at the Deposit Agreement and any amendments thereto or to our Articles setting forth the terms of the New Preferred Shares we may file with the SEC.

GENERAL

     If we elect to offer fractional interests in a series of New Preferred Shares, a depositary will issue receipts for depositary shares ("Depositary Shares"), each of which will represent fractional interests of a particular series of New Preferred Shares. The depositary will hold the New Preferred Shares under the terms of the Deposit Agreement. The depositary will be a bank or trust company selected by us. Subject to the terms of the Deposit Agreement, you will be entitled to all the rights and preferences of the New Preferred Shares underlying such Depositary Shares in proportion to your fractional interest in the New Preferred Shares. Those rights include dividend, voting, redemption, conversion and liquidation rights.

     The Depositary Shares will be evidenced by depositary receipts issued under the Deposit Agreement (the "Depositary Receipts"). The terms of the Depositary Shares, Depositary Receipts and New
Preferred Shares will be described in the Prospectus Supplement.

     The Deposit Agreement will contain provisions relating to adjustments in the fraction of New Preferred Shares represented by a Depositary Share in the event of a split-up, combination or other reclassification of the New Preferred Shares or upon any recapitalization, merger or sale of substantially all or our assets as an entirety.

     Upon surrender of Depositary Receipts at the office of the Depositary, payment of the charges provided in the Deposit Agreement and satisfaction of other conditions in the Deposit Agreement, the Depositary will deliver to you the whole New Preferred Shares of the series underlying the Depositary Shares evidenced by the Depositary Receipts. There may, however, be no market for the underlying series of New Preferred Shares. Once you have withdrawn the underlying series of New Preferred Shares from the Depositary, you may not redeposit them.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions received for any applicable series of New Preferred Shares to you in proportion to the number of Depositary Shares outstanding on the record date. The Depositary will distribute only such amount as can be distributed without attributing to you a fraction of one cent. The balance not distributed to you will be added to and treated as part of the next sum received by the Depositary for distribution to you.

     If there is a distribution other than in cash, the Depositary will distribute property received by it to you in proportion, insofar as possible, to the number of Depositary Shares outstanding, unless the Depositary determines (after consultation with us) that it is not feasible to make such distribution. If this occurs, the Depositary may, with our approval, sell such property and distribute the net proceeds from the sale to you.

     The Deposit Agreement will also contain provisions relating to how any subscription or similar rights offered by us to you will be made available to you.

     All amounts distributed to you will be reduced by any amount required to be withheld by us on account of taxes and other governmental charges.

CONVERSION AND EXCHANGE

     If any series of New Preferred Shares underlying the Depositary Shares is subject to conversion or exchange, you will have the right or obligation to convert or exchange the Depositary Shares represented by such Depositary Receipts.

REDEMPTION OF DEPOSITARY SHARES

     If a series of the New Preferred Shares underlying the Depositary Shares is subject to redemption, the Depositary will redeem the Depositary Shares from the proceeds received by it as a result of the redemption. The Depositary will mail notice of redemption to you not less than 30 and not more than 60 days prior to the date fixed for redemption at your address appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable to you on such series of the New Preferred Shares. Whenever we redeem shares of any series of New Preferred Shares held by the Depositary, the Depositary will redeem as of the same redemption date, the number of Depositary Shares representing the applicable series of New Preferred Shares. If less than all the Depositary Shares are to be redeemed, the Depositary will select the Depositary Shares to be redeemed by lot or pro rata as determined by the Depositary (subject to rounding to avoid fractions of Depositary Shares).

     After the date fixed for redemption, the Depositary Shares called for redemption will no longer be outstanding. When the Depositary Shares are no longer outstanding, all of your rights will cease, except your right to receive money, securities or other property payable upon such redemption and any money, securities or other property that you were entitled to receive upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing your Depositary Shares.

GLOBAL DEPOSITARY RECEIPTS

     If stated in the Prospectus Supplement, we may issue each series of Depositary Receipts in the form of a global Depositary Receipt. We will deposit the global Depositary Receipt with the depositary referred to in the next paragraph. Unless a global Depositary Receipt is exchanged, either in whole or in part, for Depositary Receipts in definitive form, we may not transfer a global Depositary Receipt except as a whole to the depositary or its nominee or either of their successors.

     Unless otherwise stated in the Prospectus Supplement, DTC will act as depositary for each series of global Depositary Receipts. DTC and its participants will maintain records of your beneficial interest in our global Depositary Receipts. You may only transfer your beneficial interest in a global Depositary Receipt through DTC and its participants.

     For additional information regarding DTC, see "DESCRIPTION OF DEBT SECURITIES - Global Debt Securities."

     Assuming DTC's nominee is the registered holder of the global Depositary Receipt, we will treat DTC's nominee as the owner of the global Depositary Receipt for all purposes. As a result, we will make all payments through the Depositary to DTC's nominee. All such payments will be the responsibility of DTC's direct and indirect participants. Our sole responsibility is to make payments to the Depositary. The Depositary's sole responsibility is to make payments to DTC's nominee. Likewise, the Depositary will give all notices with respect to the Depositary Receipts, such as notices of redemption or conversion, through DTC, and it will be the responsibility of DTC and its participants to provide such information to you.

     We expect that DTC, upon receipt of any payment on global Depositary Receipts, will credit its participants' accounts on the payment date according to their respective holdings of beneficial interests in the global Depositary Receipts as shown on DTC's records. We also expect that payments from either direct or indirect participants in DTC will be made to you in accordance with standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name."

     Unless otherwise provided in the Prospectus Supplement, you may exchange Depositary Receipts represented by a global Depositary Receipt for Depositary Receipts in definitive form in authorized denominations only if:

     - DTC notifies us that it is unwilling or unable to continue as depositary,

     - DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days, or

     - we, in our discretion, determine not to require all of the Depositary Receipts of a series to be represented by a global Depositary Receipt and notify the Depositary of our decision.

VOTING NEW PREFERRED SHARES

     Upon receipt of notice of any meeting at which you are entitled to vote, the Depositary will mail the information contained in the notice of such meeting to you. You may instruct the Depositary on the exercise of your voting rights. The Depositary will try, if practical, to vote the number of shares of New Preferred Shares underlying your Depositary Shares according to your instructions. We agree to take all reasonable action requested by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting, or giving consents with respect to, New Preferred Shares to the extent it does not receive specific instructions from you.

AMENDMENT AND TERMINATION OF DEPOSITARY AGREEMENT

     We may amend the form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement. However, any amendment that imposes or increases fees, taxes or charges upon you or otherwise materially and adversely alters your rights will not be effective unless approved by the record holders of at least a majority of the Depositary Shares then outstanding. Notwithstanding the foregoing, no amendment may impair your right to receive any moneys or property to which you are entitled under the terms of the Depositary Receipts or Deposit Agreement at the times and in the manner and amount provided therein.

     A Deposit Agreement may be terminated by us or the Depositary only if

     - all related outstanding Depositary Shares have been redeemed,

     -  there has been a final distribution of the New
        Preferred Shares of the relevant series in connection with our liquidation, dissolution, or winding up and such distribution has been distributed to you, and

     -  the Depositary Shares relate to a series of New
        Preferred Shares which is convertible into other securities and all of the outstanding
        Depositary Shares have been so converted.

CHARGES OF DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the Depositary for the initial deposit of any series of New Preferred Shares and any redemption or withdrawal by us of any series of New Preferred Shares. You must pay transfer and other taxes and governmental charges and such other charges as are stated in the Deposit Agreement to be for your account.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary may resign by delivering notice to us, and we may remove the Depositary. Resignations or removals will take effect upon the appointment of a successor Depositary and its acceptance of such appointment. The successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

MISCELLANEOUS

     The Depositary will forward to you all reports and communications from us that are delivered to the Depositary and that we must furnish to you as the holder of the New Preferred
Shares or Depositary Receipts.

     Neither the Depositary or any of its agents, the registrar nor us will be:

     - liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement,

     -  subject to any liability under the Deposit
        Agreement to you other than for its gross negligence or willful misconduct, or

     - obligated to prosecute or defend any legal proceeding in respect of Depositary Receipts, Depositary Shares or any series of New Preferred Series, unless satisfactory indemnity is furnished by you.

     We and the Depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting New Preferred Shares for deposit, holders of Depositary Shares, or other persons believed by us to be competent and on documents believed to be genuine.

                  PLAN OF DISTRIBUTION

     We may sell the securities:

     -  through underwriters or dealers,

     -  directly to one or more purchasers, or

     -  through agents.

Any underwriter or agent involved in the offer and sale of any of the securities to you will be named in the applicable Prospectus
Supplement. We may also offer and sell securities in exchange for one or more other securities.

     Underwriters may offer and sell securities:

     - at a fixed price or prices, which may be changed,

     -  at market prices prevailing at the time of sale,

     - at prices related to prevailing market prices, or

     -  at negotiated prices.

     We may also, from time to time authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they act as agent. Underwriters may sell securities to or through dealers. The dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agent.

     We may compensate underwriters or agents in connection with an offering of securities. Any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents that participate in the distribution of securities may be underwriters, and any discounts or commissions we pay them and their profit on the resale of the securities may be treated as underwriting discounts and commissions, under the Securities Act of 1933 (the "Act"). We may agree to indemnify the underwriters, dealers or agents who participate in the distribution of the securities against certain civil liabilities, including liabilities under the Act, or to contribute to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may perform other services for us in the ordinary course of business.

     If indicated in the Prospectus Supplement, we may offer or sell the securities by remarketing any securities acquired in connection with a redemption or repayment of securities in accordance with their terms or otherwise. One or more remarketing firms may act as principal for their own account or as our agent in connection with the remarketing. We will identify the remarketing firm and will describe the terms of the remarketing in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed. We may agree to indemnify the remarketing firms against certain liabilities, including liabilities under the Act. Remarketing agents may perform other services for us in the ordinary course of business.

     If underwriters are used in any sale of the securities, the purchase agreement in connection with such sale may provide for an option on the part of the underwriters to purchase additional securities within 30 days of the execution of such purchase agreement, which option may be exercised solely to cover overallotments. Any such overallotment option will be disclosed in the prospectus supplement in connection with the securities offered thereby.

     If indicated in the Prospectus Supplement, we may authorize dealers acting as our agents to solicit offers by certain institutions to purchase our securities from us at the public offering price set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable Prospectus Supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount of the securities sold pursuant to such contracts will be not less nor more than, the amounts set forth in the applicable Prospectus Supplement. Dealers may enter into delayed delivery contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions with our approval. Delayed delivery contracts will only be subject to the following conditions:

     - the purchase must be a legal investment for the purchaser, and

     - the aggregate principal amount of securities sold to underwriters and pursuant to delayed delivery contracts may not exceed the aggregate amount to be sold in the offering.

                          LEGAL MATTERS

     O'Melveny & Myers LLP will pass on the validity of the securities offered by this Prospectus for the Company. Certain legal matters in connection with the securities will be passed upon for the Agents by Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York.
They may rely upon the opinion of O'Melveny & Myers LLP as to matters of California law in passing upon such matters.

                             EXPERTS

     Our financial statements and schedules incorporated in this Prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

               AMERICAN STATES WATER COMPANY

                   630 East Foothill Blvd.
                   San Dimas, California 91773
                    Telephone: 909-394-3600

                        $60,000,000

                      DEBT SECURITIES
                       COMMON SHARES
                    NEW PREFERRED SHARES
                      DEPOSITARY SHARES

                    ----------------------

                          PROSPECTUS

                    ---------------------

                          ________, 1998

                             PART II
           INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.<1>
  Registration fee                                $16,680
  Rating agency fees                               45,000<1>
  Printing and engraving expenses                  75,000<1>
  Accounting fees and expenses                     15,000<1>
  Legal fees and expenses                         110,000<1>
  Blue sky fees and expenses                       20,000<1>
  Fees and expenses of Transfer Agent, Trustee     20,000<1>
    and Depositary
  Miscellaneous                                     9,000<1>
                                                 ---------
     Total                                       $441,680
-----------

<1>  Expenses are estimated except for the registration
     fee.

Item 15.  Indemnification of Directors and Officers.

     Section 317 of the General Corporation Law of California provides that a corporation has the power, and in some cases is required, to indemnify an agent, including a director or officer, who was or is a party or is threatened to be made a party to any proceeding, against certain expenses, judgments, fines, settlements and other amounts under certain circumstances. Article VI of the Company's Bylaws provides for the indemnification of directors, officers and agents as allowed by statute. In addition, the Company has purchased directors and officers insurance policies which provide insurance against certain liabilities of directors and officers of the Company.

Item 16.  Exhibits.

   Exhibit
   Number     Description of Exhibit
   ------       -----------------------

   1.01<1>    Forms of Underwriting Agreement or Distribution
              Agreement.

   3.01 Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Form 8-K filed on November 2, 1998

   3.02 Bylaws (incorporated by reference to Form 8-K filed on November 2, 1998)

   3.03 Rights Agreement dated August 3, 1998 between the Company and Chase Mellon Shareholder Services L.L.C. (incorporated by reference to the Company's current Report on form 8-K filed August 20, 1998)

   4.01       Indenture with respect to Debt Securities.

   4.02 Form of Deposit Agreement with respect to the Depositary Shares.

   4.03       Form of Certificate for Common Shares

   5.01<1> Opinion of O'Melveny & Myers LLP as to the validity of Securities issued by the Company.

  12.01       Computation of Ratios of Earnings to Fixed
              Charges and Combined Fixed Charges and
              Preferred Share Dividends of the Company.

  23.01       Consent of Arthur Andersen LLP.

  23.02<1>    Consent of O'Melveny & Myers LLP
              (included in Exhibit 5.1).

  24.01       Power of Attorney (included on page II-3).

  25.01       Form T-1 Statement of Eligibility under the
              Trust Indenture Act of 1939 of the Trustee.

--------------
[FN]
<1> To be filed by amendment or pursuant to a Form 8-K.

Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by Registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by each Registrant pursuant to Section 13 or
     Section 15(d) of the Securities Act of 1934 and incorporated herein by reference. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of a Registrant's annual report pursuant to Section 13(a) or Section 5(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Dimas, State of California, on November 30, 1998.

                               AMERICAN STATES WATER COMPANY

                                By: /s/  Floyd E. Wicks
                                -----------------------------
                                Name:  Floyd E. Wicks
                                Title: Principal Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Each person whose signature appears below authorizes Floyd E. Wicks and McClellan Harris III, and each of them, as attorneys-in-fact, to sign any amendment, including post-effective amendments, to this Registration Statement on his or her behalf, individually and in each capacity stated below, and to file any such amendment.


Signature                         Title                          Date
------------------     ---------------------------        -----------------

Floyd E. Wicks         /s/ Floyd E. Wicks                 November 30, 1998
                       ---------------------------
                       Principal Executive Officer,
                       President, Chief Executive
                       Officer and Director

McClellan Harris III   /s/ McClellan Harris III           November 30, 1998
                       ---------------------------
                       Principal Financial Officer and
                       Principal Accounting Officer,
                       Vice President - Finance,
                       Chief Financial Officer,
                       Treasurer and Secretary

William V. Caveney     /s/  William V. Caveney            November 30, 1998
                       ---------------------------
                       Chairman of the Board and
                       Director

James L. Anderson      /s/  James L. Anderson             November 30, 1998
                       ---------------------------
                       Director

Jean E. Auer           /s/  Jean E. Auer                  November 30, 1998
                       --------------------------
                       Director

N.P. Dodge, Jr.        /s/  N.P. Dodge, Jr.               November 30, 1998
                       ---------------------------
                       Director

Robert F. Kathol       /s/  Robert F. Kathol              November 30, 1998
                       ---------------------------
                       Director

Lloyd E. Ross          /s/  Lloyd E. Ross                 November 30, 1998
                       ---------------------------
                       Director

Anne Holloway         /s/  Anne Holloway                  November 30, 1998
                      ---------------------------
                      Director